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Exhibit 10.20

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

        This Agreement is between Christopher Clemente (hereafter "You") and Comstock Homebuilding Companies, Inc., its affiliates, successors, assigns, parents and subsidiaries (hereafter "the Company"), effective this    day of                        , 2004. You are entering into this Agreement based on the provision of consideration to You from the Company, including the grant of equity in the Company to You in connection with the Company's initial public offering (the "IPO Grant"), Your employment and continued employment with the Company, and such other benefits that You acknowledge to be sufficient consideration for this Agreement.

1.    NATURE OF AGREEMENT. You and the Company intend this Agreement to be an Agreement concerning confidentiality and non-competition/non-solicitation. This Agreement does not limit in any way the right of either You or the Company to terminate the employment relationship at any time. This Agreement contains obligations that survive termination of the employment relationship between You and the Company. You agree that neither the provisions set forth in this Agreement nor any other written or oral communications between the Company and You about the subject matter of this Agreement as of the date of this Agreement has created or is intended to create a contract of employment or a promise to provide any benefits. If You and the Company enter into or have entered into an Employment Agreement, this Agreement is to be read and applied consistently with that Agreement.

2.    DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

  2.1
  "Business Partner" means each and every person and/or entity who or that, at any time during the one (1) year period prior to termination of Your employment: (i) was either a customer, supplier or subcontractor of or to the Company; (ii) was in contact with You or in contact with any other employee, owner, or agent of the Company, of which contact You either were involved or were or should have been aware, concerning receiving or providing any product or service from the Company; or (iii) was solicited by the Company, or in consideration or planning to be solicited by the Company, in an effort in which You were involved or of which You were or should have been aware. Notwithstanding the foregoing, the following shall be excluded from the definition of Business Partner; (a) any member of Your immediate family (including Your spouse, children, siblings, parents and parents-in-law) unless such person is a full time salaried employee of the Company or (b) any customer, lender, supplier, or subcontractor that has a relationship with you, Comstock Partners, LC ("Comstock Partners") or its affiliated entities or any other entity you are associated with, was solicited by you, Comstock Partners or its affiliated entities or any other entity you are associated with, or you, Comstock Partners or its affiliated entities or any other entity your are associated with is considering soliciting.

  2.2
  "Conflicting Services" means any service or process of any person or organization other than the Company which directly competes with the Company in the business of (i) assembling, acquiring, developing or making available for-sale raw or developed land for residential purposes or (ii) designing, constructing and selling for-sale single-family homes, townhomes or condominiums within the Washington, D.C. and Raleigh, N.C. metropolitan areas or any other geographic area in which the Company is conducting operations or has demonstrable plans to commence operations within six (6) months of the earlier of (i) the date on which Your employment by the Company terminates and (ii) the date on which You commence providing Conflicting Services during employment by the Company or about which You acquire Confidential Information during Your employment by the Company. The acts of designing, constructing and selling Your personal residence(s) (primary or otherwise) shall not be covered by this Agreement.

    Notwithstanding the foregoing, You, whether in your individual capacity, through Comstock Partners or an affiliated entity or as a partner, collaborator or co-venturer (without regard to whether You are a majority owner of any such partnership, collaboration or joint venture), may engage in the Permitted Activities as described in Schedule 2.2 attached to the Employment Agreement, effective            , 2004, between You and the Company.

  2.3
  "Confidential Information" means material knowledge or information not generally known to the public or in the home construction industry (including information conceived, discovered or developed by You while performing your routine duties for the Company), that You learn of, possess, or to which You have access through Your employment by the Company, related to the Company or its Business Partners, including but not limited to the information listed on Schedule B to this Agreement. Confidential Information shall not include information that is or becomes publicly known through no breach of this Agreement or other act or omission of the Employee. The phrase "publicly known" shall mean readily accessible to the public in a written publication or on the internet (whether in hard copy or in electronic format), and shall not include information that is only available by a substantial searching (not including routine searches on the internet) of the published literature, and information the substance of which must be pieced together from a number of different publications and sources. The burden of proving that information or skills and experience are not Confidential Information shall be on the party asserting such exclusion.

3.    RETURN OF COMPANY PROPERTY. You agree that upon termination of Your employment with the Company for any reason, You will promptly deliver to the Company all property and materials in any form belonging to the Company, or relating to its business, including the property listed on Schedule A to this Agreement. Notwithstanding the foregoing, this provision shall be effective only with respect to Company property and obtained by you after the effective date of this Agreement.

4.    RESTRICTIONS.

  4.1.
  You agree that while You are employed by the Company, You will not solicit or provide Conflicting Services except on behalf of or at the direction of the Company, except as otherwise stated herein.

  4.2
  At any time during and for twenty-four (24) months after Your employment with the Company You agree:

  4.2.1
  You will not disclose Confidential Information to any person or entity without first obtaining the Company's consent, and will take reasonable precautions to prevent inadvertent disclosure of such Confidential Information. You agree to make reasonable efforts to ensure that persons working in any capacity for the Company, including without limitation employees, officers, directors, vendors, sub-contractors, attorneys, and agents, subsidiary or parent entities (and the employees, officers, directors, vendors, contractors, attorneys, and agents, thereof) are permitted access to Confidential Information on a strictly "need to know" basis. This prohibition against Your disclosure of Confidential Information includes, but is not limited to, disclosing the fact that any similarity exists between Confidential Information and information independently developed by another person or entity. You understand that the existence of such a similarity does not excuse You from honoring Your obligations under this Agreement.

  4.2.2
  Except with respect to Your actions in connection with Permitted Activities, You will not use any Confidential Information for Your personal benefit or for the benefit of any person or entity other than the Company. You will not use, copy or transfer Confidential Information other than as necessary in carrying out Your duties on behalf of the Company or in connection with Permitted Activities, without first obtaining the Company's written consent, and will take reasonable precautions to prevent inadvertent use, copying or transfer of Confidential Information. This prohibition against Your use, copying, or transfer of Confidential Information includes, but is not limited to, selling, licensing or otherwise exploiting, directly or indirectly, any products or services (including software in any form) which embody or are derived from Confidential Information, or exercising judgment in performing analysis based upon knowledge of Confidential Information. Without in any way limiting the generality of this subsection, You agree not to directly or indirectly circumvent or compete with the Company with regard to any Confidential Information.

    4.2.3
    You will not make any written use of or reference to the Company's name or trademarks (or any name under which the Company does business) for any marketing, public relations, advertising, display or other business purpose unrelated to the express business purposes and interests of the Company or make any use of the Company's facilities for any activity unrelated to the express business purposes and interests of the Company, without the prior written consent of the Company, which consent may be withheld or granted in the Company's sole and absolute discretion.

    4.2.4
    Notwithstanding the foregoing, it is understood that certain companies and entities that are active in real estate development activities (other than those relating to for-sale residential homebuilding) and that are owned and controlled by You are authorized to use the name Comstock, and it is agreed that the Company benefits from such dual use of the name "Comstock." Further, it is agreed that it is in the best interest of the Company for You to share Confidential Information with Comstock Partners, and its affiliated entities.

    4.2.5
    In the event that You receive a subpoena or order of a court, or other body having jurisdiction over a matter, in which You are compelled to produce any information relevant to the Company, whether confidential or not, You will immediately provide the Company with written notice of this subpoena or order so that the Company may timely move to quash if appropriate, at no cost to You. If the Company fails to take such action, this Section 4.2.5 shall be null and void and of no effect as it relates to the specific matter covered by the subject subpoena or court order.

    4.2.6.
    If a court decides that Section 4.2 or any of its restrictions is unenforceable for lack of reasonable temporal limitation and the Agreement or restriction(s) cannot otherwise be enforced, You and the Company agree that twenty-four (24) months shall be the temporal limitation relevant to the contested restriction; provided, however, that this Section 4.2.5 shall not apply to trade secrets protected without temporal limitation under applicable law.

  4.3
  For the twenty-four (24) months immediately following the termination of Your employment with the Company for any reason You agree, that except as otherwise provided herein:

  4.3.1.
  You will not solicit or provide Conflicting Services except on behalf of or at the direction of the Company.

  4.3.2.
  You will not solicit, perform or offer to perform any Conflicting Services for a Business Partner.

  4.3.3.
  You will not request, induce, or attempt to induce any Business Partner to terminate its relationship with the Company;

  4.3.4
  You will not attempt to hire, employ or associate in business with any person employed by the Company or who has left the employment of the Company within the preceding six (6) months and You will not make, extend or facilitate offers or promises of any potential employment or business association with such person, even if You did not initiate the discussion or seek out the contact.

5.    REASONABLENESS OF RESTRICTIONS AND SEVERABILITY.

  5.1.
  You represent and agree that You have read this entire Agreement, and understand it. You agree that this Agreement does not prevent You from earning a living or pursuing Your career. You agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company's legitimate business interests. You agree that the restrictions placed on You under this Agreement are reasonable given the nature of the compensation (including the IPO Grant) that you have received and may continue to receive from the Company. You represent and agree that You are entering into this Agreement freely and with knowledge of its content and with the intent to be bound by the Agreement and the restrictions contained in it.

  5.2.
  In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, You and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

  5.3.
  If the Court declines to enforce this Agreement in the manner provided in subparagraph 5.2, You and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and You agree to be bound by this Agreement as modified.

  5.4.
  You and the Company agree that the geographic market for the Company's products and services is the Washington, D.C. and Raleigh, N.C. metropolitan areas or any other geographic area in which the Company is conducting operations or has demonstrable plans to commence operations within six (6) months of the earlier of (i) the date on which Your employment terminates and (ii) the date on which You commence providing Conflicting Services during employment by the Company, so that this Agreement applies to Your activities throughout those geographic areas. If, however, after applying the provisions of subparagraphs 5.2 and 5.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced You and the Company agree that the fifty (50) mile radius from the Company's current principal executive office or other division office where You are employed during the two years immediately preceding termination of Your employment with the Company shall be the geographic limitation relevant to the contested restriction.

  5.5
  If any provision of this Agreement is declared to be ambiguous, unenforceable or invalid, the remainder of this Agreement shall remain in full force and effect, and the Agreement shall be read as if the ambiguous, unenforceable or invalid provision was not contained in the Agreement.

6.    INJUNCTIVE RELIEF AND REMEDIES.

  6.1.
  You acknowledge that it may be impossible to assess the damages caused by Your violation of this Agreement, or any of its terms. You agree that any threatened or actual violation or breach of this Agreement, or any of its terms, will constitute immediate and irreparable injury to the Company.

  6.2.
  You agree that in addition to any and all other damages and remedies available to the Company if You breach this Agreement, the Company shall be entitled to temporary injunctive relief, without being required to post a bond, and permanent injunctive relief, without the necessity of proving actual damage, to prevent You from violating or breaching this Agreement or any of its terms.

  6.3.
  In the event that the Company enforces this Agreement through a court order, You agree that the restrictions contained in Section 4.3 of this Agreement shall remain in effect for a period of twenty-four (24) months from the effective date of the Order enforcing the Agreement.

  6.4.
  You agree that if the Company is successful in whole or part in any legal or equitable action against You under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorneys' fees, from You.

7.    PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYERS OR BUSINESS ASSOCIATES OF EMPLOYEE.

  7.1.
  If You are offered employment or the opportunity to enter into any business venture (as owner, partner, consultant or other capacity) with a person or entity which provides or is planning to provide Conflicting Services while the restrictions described in paragraph 4.3 of this Agreement are in effect, You agree to inform Your potential employer, partner, co-owner and/or others involved in managing the business which You have an opportunity to join of Your obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

  7.2.
  You also authorize the Company to provide copies of this Agreement to any of the persons or entities described in subparagraph 7.1 and to make such persons aware of Your obligations under this Agreement.

8.    MISCELLANEOUS.

  8.1.
  This Agreement and the restrictions and obligations in it survive the employment relationship and are binding regardless of the reason for termination of employment. Notwithstanding the foregoing, this Agreement shall be void and of no effect in the event of a breach by the Company of any of its payment obligations with respect to the compensation (salary or bonus) of You, subject to a thirty (30) day cure period following the Company's receipt of written notice of such breach by Your or Your representative.

  8.2.
  The Agreement is for the benefit of You and of the Company, its successor, assigns, parent corporations, subsidiaries, and/or purchasers.

  8.3.
  This Agreement is governed by the laws of the Commonwealth of Virginia without regard to the conflicts of laws or principles thereof. With respect to any litigation based on, arising out of, or in connection with this Agreement, You hereby expressly submit to the personal jurisdiction of the Fairfax County Circuit Court for the Commonwealth of Virginia and of the United States District Court for the Eastern District of Virginia. You hereby expressly waive, to the fullest extent permitted by law, any objection that You may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

  8.4.
  No waiver by the Company of any breach of any of the provisions of this Agreement is a waiver of any preceding or succeeding breach of the same or any other provisions of this Agreement. No waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

  8.5.
  Except as expressly provided otherwise in this Agreement, nothing in this Agreement grants a license or permission to use any intellectual property of Company, whether owned, pending, currently under development, or developed hereafter.

  8.6.
  This Agreement may be amended by a writing signed by both parties; provided, however, that Schedules A and B to this Agreement may be amended by the Company at any time and the amended schedules attached to this Agreement and made a part of it.

  8.7
  You agree that on the subjects covered in this Agreement, it is the entire Agreement between You and the Company, superseding any previous oral or written communications, representations, understanding, or agreements with the Company or with any representative of the Company.

By signing this Agreement You represent that You have read and understand this Agreement, You have had an opportunity to consult legal counsel concerning this Agreement and that You sign it voluntarily.

Comstock Homebuilding Companies, Inc.		Employee

By:
	Bruce Labovitz Chief Financial Officer	Christopher Clemente

SCHEDULE A

COMPANY PROPERTY

        For purposes of the Confidentiality and Non-Competition Agreement between Comstock Homebuilding Companies, Inc. and Christopher Clemente dated                         , 2004, effective                        , 2004, Company Property shall include but not be limited to items that are important to the ongoing operations of the Company:

  1.
  Any Confidential Information of the Company that is in your possession.

  2.
  All notes, files, correspondence (including copies of e-mail or voice mail messages) and memoranda prepared or received in the course of employment.

  3.
  All manuals, reports, records, notebooks, plans, photographs, specifications, technical data and drawings prepared or received in the course of employment.

  4.
  All computers, printers, computer hardware and software, computer programs, program listings, diskettes, CD's, DVD's, audio and videotapes; downloads and source/object codes.

        Notwithstanding the foregoing, the Company Property shall not include (i) any items or materials that You obtained prior to the effective date of this Agreement and (ii) any list or information that also relates to the Permitted Activities.

SCHEDULE B

CONFIDENTIAL INFORMATION

        For purposes of the Confidentiality and Non-Competition Agreement between Comstock Homebuilding Companies, Inc. and Christopher Clemente dated                         , 2004, effective                        , 2004, Confidential Information shall include but not be limited to the following information where it is not generally known to the public or in the home construction industry (including information conceived, discovered or developed by Employee while in the employ of the Company):

  1.
  Information relating to the Company's proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, discoveries, inventions, works of authorship, techniques, improvements and ideas (whether patentable or not), hardware, software, computer programs, source or object codes, documentation, processes, design, concept, development, methods, codes, formulas, production data, technical and engineering data, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).

  2.
  Work product resulting from or related to work or projects performed or to be performed by or for the Company or by or for clients of the Company, including but not limited to the methods, processes, procedures, analyses, techniques and audits used in connection therewith.

  3.
  Information relating to the Company's efforts to acquire real property (developed or undeveloped) or interests in real property in connection with the Company's ongoing operations. This information will cease being deemed Confidential Information upon the later to occur of one year after (i) the Company's abandonment of the effort to acquire the real property or interests in real property in question or (ii) the termination of any applicable option or other purchase rights with respect to the real property or interests in real property.

  4.
  Marketing and development plans, marketing strategies, product descriptions and program descriptions, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company which have been or are being discussed.

  5.
  Computer software of any type or form in any stage of actual or anticipated research and development, including but not limited to programs and program modules, processes, algorithms, design concepts, design specifications, source code, object code and load modules, programming, program patches, data models and systems plans, design, application and documentation.

  6.
  Internal Company personnel information, employee lists, compensation data, non-public financial information, financial projections and business plans and strategy, operational plans, financing and capital-raising plans, activities, and agreements, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Company's business.

  7.
  Non-public information pertaining to any Business Partner and its needs or desires with respect to the products and services offered by the Company, including, but not limited to, names of Business Partner and their representatives, proposals, bids, contracts and their contents and parties, data provided to the Company by Business Partner, the type, quantity and specifications of products and services purchased, leased, licensed or provided or received by Business Partner and other non-public information.

  8.
  Any information that a competitor of the Company could use to the competitive disadvantage of the Company.

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CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
SCHEDULE A COMPANY PROPERTY
SCHEDULE B CONFIDENTIAL INFORMATION